EXHIBIT 5

                           KRONISH, LIEB, WEINER & HELLMAN

                             1114 AVENUE OF THE AMERICAS
                              NEW YORK, N.Y. 10036-7798
                                    (212) 479-6000







                                             August 15, 1994



          Ampal-American Israel Corporation
          1177 Avenue of the Americas
          New York, New York 10036

          Ladies and Gentlemen:

                    We have acted as counsel to Ampal-American Israel Corporation, a New York corporation (the "Company"), in connection with its Registration Statement on Form S-8 ("Registration Statement") filed pursuant to the Securities Act of 1933, as amended, covering 200,000 shares (the "Stock Option Shares") of the Company's Class A Stock, $1.00 par value ("Class A Stock"), underlying stock options granted or to be granted to certain employees, officers, directors or consultants of the Company pursuant to the Company's 1993 Stock Option Plan (the "Plan").

                    For purposes of the opinions expressed in this letter, we have examined the Restated Certificate of Incorporation and By-laws of the Company, records of the corporate proceedings of the Company, and such other documents and records of the Company as we have deemed necessary or appropriate as a basis for such opinions. In making our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as photostatic or conformed copies.

                    We are members of the Bar of the State of New York and, for purposes of the opinions expressed in this letter, do not hold ourselves out as experts on, nor are we, in rendering the opinions expressed herein, passing on the laws of any












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          Ampal-American Israel Corporation Inc.
          August 15, 1994
          Page 2


          jurisdiction other than the federal laws of the United States and the laws of the State of New York.

                    Based on the foregoing, and having regard to such legal considerations as we have deemed relevant, we are of the opinion that the Stock Option Shares are duly authorized and, subject to the required approval of the Plan by the shareholders of the Company, upon the issuance and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Class A Stock.

                    Section 630 of the New York Business Corporation Law (the "BCL") imposes liability on the ten largest shareholders of certain companies, under certain circumstances, for all debts, wages or salaries due and owing to any of its laborers, servants or employees other than contractors, for services performed by them for such companies. As long as any of the Company's shares continue to be listed on a national securities exchange or continue to be regularly quoted in an over-the-counter market by one or more members of a national or an affiliated securities association, no liability to any shareholders of the Company will attach by virtue of Section 630 of the BCL.

                    In giving this opinion, we have assumed that, prior to issuance, all certificates for the Class A Stock will be duly executed on behalf of the Company by the Company's transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

                    We hereby consent to the inclusion of this letter as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/KRONISH, LIEB, WEINER & HELLMAN